                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

                    SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED MARCH 27, 2006)
                    PRELIMINARY PROSPECTUS SUPPLEMENT DATED OCTOBER 30, 2006 PRINCIPAL-PROTECTED FX LINKED SECURITIES
UBS AG $- 100% PRINCIPAL PROTECTED NOTES LINKED TO A CURRENCY BASKET
DUE NOVEMBER 29, 2008



Issuer:           UBS AG
Maturity Date:    November 29, 2008 (investment term of two years)
Initial
Minimum           $10,000.00 (equal to 10 $1,000.00 Notes), and denominations
Investment:       of $1,000.00 thereafter.
Coupon:           We will not pay you interest during the term of the Notes.
Currency          The basket (the "Basket") will be composed of the USD/JPY
Basket:           spot rate, the USD/CNY spot rate, and the USD/NOK spot rate
                  (the "Basket Rates"). We expect the relevant Basket Rates to be determined on November 22, 2006 at approximately 4:00
                  p.m. New York time (the "trade date"). The Basket Rates and their weightings in the Basket are as follows:




                                                                SPOT RATE ON
BASKET RATES                          WEIGHT                   THE TRADE DATE

-----------------------------------------------------------------------------


USD/JPY spot rate..................     33%                           .... -
USD/CNY spot rate..................     34%                           .... -
USD/NOK spot rate..................     33%                           .... -


                The USD/JPY spot rate expresses the amount of Japanese yen that can be exchanged for one U.S. dollar; as of October 25, 2006, at approximately 1:45 p.m., the USD/JPY spot rate was 119.21.
                The USD/CNY spot rate expresses the amount of Chinese renminbi that can be exchanged for one U.S. dollar, as of October 25, 2006, at approximately 1:45 p.m., the USD/CNY spot rate was 7.9020.
                The USD/NOK spot rate expresses the amount of Norwegian krone that can be exchanged for one U.S. dollar; as of October 25, 2006, at approximately 1:45 p.m. the USD/NOK spot rate was 6.6033.

Payment at Maturity:      You will receive a payment at maturity that is based
                on the Final Basket Value relative to the Initial Basket Value:
                - IF THE BASKET RETURN (AS DEFINED BELOW) IS POSITIVE (THE U.S.
                  DOLLAR VALUE DEPRECIATES RELATIVE TO THE OTHER CURRENCIES IN THE BASKET), you will receive 100% of your principal amount, plus an additional 1.1% of your principal amount for every 1% that the Basket Return (as defined below) exceeds 0%. This occurs if, over the term of the Notes, the underlying currencies have appreciated in the aggregate against the U.S. dollar.
                - If the Basket Return is less than or equal to zero, you will receive 100% of your principal amount.
                THE BASKET RETURN REFLECTS THE CHANGE IN THE VALUE OF THE BASKET OVER THE TERM OF THE NOTES. YOU WILL RECEIVE A PAYMENT AT MATURITY IN EXCESS OF THE PRINCIPAL AMOUNT OF YOUR NOTES ONLY IF THE BASKET RETURN IS POSITIVE AS OF NOVEMBER 26, 2008 (THE "FINAL VALUATION DATE").
                For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-17.



Basket Return:    Final Basket Value - Initial Basket Value
                  -----------------------------------------

                             Initial Basket Value
Initial Basket
Value:            100
Final Basket      The Final Basket Value will be calculated as follows:
  Value:          100 x (1 + (0.33 x JPY Spot Rate Return) + (0.34 x CNY Spot
                  Rate Return) + (0.33 x NOK Spot Rate Return))
Booking Branch:   UBS AG, Jersey Branch
Calculation
  Agent:          UBS Securities LLC
CUSIP Number:     -
ISIN Number:      -




SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.


                                                     Proceeds to
                      Price to      Underwriting         UBS
                       Public         Discount            AG

Per Note.......         100%            1.25%           98.75%
Total..........      $    -          $    -           $    -



UBS INVESTMENT BANK       UBS FINANCIAL SERVICES INC.
Prospectus Supplement dated November  - , 2006










[UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE PRINCIPAL-PROTECTED SECURITIES?

The Principal-Protected Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to a basket (the "Basket"), offering 100% principal protection and 110% participation in any appreciation in the Basket between November 22, 2006 (the trade date) and November 26, 2008 (the final valuation date) (the "term of the Notes"). The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of the USD/JPY spot rate, the USD/CNY spot rate, and the USD/NOK spot rate (the "Basket Rates"). We expect the relevant Basket Rates to be determined on November 22, 2006 at approximately 4:00 p.m. New York time. The Basket Rates and their relative weightings are set forth below:


                                                                   SPOT RATE
                                                                    ON THE
                                                                  TRADE DATE
BASKET RATES                             WEIGHT

----------------------------------------------------------------------------


USD/JPY spot rate.....................     33%                         -
USD/CNY spot rate.....................     34%                         -
USD/NOK spot rate.....................     33%                         -



The USD/JPY spot rate expresses the amount of Japanese yen that can be exchanged for one U.S. dollar. The USD/CNY spot rate expresses the amount of Chinese renminbi that can be exchanged for one U.S. dollar. The USD/NOK spot rate expresses the amount of Norwegian krone that can be exchanged for one U.S. dollar. The initial value of the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate (the "Initial USD/JPY Spot Rate", the "Initial USD/CNY Spot Rate" and the "Initial USD/NOK Spot Rate", respectively) will be determined by the calculation agent on the trade date and will equal the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate, respectively, on such date as reported by Bloomberg L.P.

You will receive a payment at maturity that is based on the Basket Return, which measures the change in the value of the Basket over the term of the Notes, as described below:

- If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional 1.1% of your principal amount for every 1% that the Basket Return (as defined below) exceeds 0%.

- If the Basket Return is less than or equal to zero, you will receive 100% of your principal amount.

The Initial Basket Value is 100 and the Final Basket Value will be calculated as follows:
100 x (1 + (0.33 x JPY Spot Rate Return) + (0.34 x CNY Spot Rate Return) + (0.33 x NOK Spot Rate Return))

The return on each Basket Rate will be based on the appreciation or depreciation in the value of such Basket Rate over the term of the Notes. For further information concerning the calculation of the return of each Basket Rate and of the payment at maturity, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-17.

The "Basket Return" measures the change in the values of the Basket Rates over the term of the Notes and is expressed as follows:



Basket Return =  Final Basket Value - Initial Basket Value

                 -----------------------------------------
                            Initial Basket Value



We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-17.

SELECTED PURCHASE CONSIDERATIONS

- GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in possible increases in the value of the Basket as expressed by changes in the Basket Rates. You will receive 110% of any positive Basket Return at maturity. If you sell the Notes prior to maturity, you will be exposed to fluctuations in the values of the Basket Rates without the benefit of principal protection.

- PRINCIPAL PROTECTION--At maturity, you will receive at least 100% of your principal amount, or $1,000 per $1,000 principal amount of the Notes, even if the Basket Return is zero or negative.

- U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement beginning on page S-8 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 62.

- NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

- THE AMOUNT YOU RECEIVE AT MATURITY MAY RESULT IN A YIELD THAT IS LESS THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY--The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

- PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

- THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

- You believe that the values of the Basket Rates will increase (the currencies in the Basket appreciate relative to the U.S. dollar) over the term of the Notes.

- You seek an investment that offers principal protection when the Notes are held to maturity.

-  You are willing to hold the Notes to maturity.

-  You seek an investment with a return linked to the Basket Rates.

-  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

-  You seek current income from your investment.

- You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

-  You seek an investment for which there will be an active secondary market.

-  You are unable or unwilling to hold the Notes until maturity.

WHAT ARE THE JAPANESE YEN, THE CHINESE RENMINBI AND THE NORWEGIAN KRONE?

The Japanese yen is the official currency of Japan. The Chinese renminbi is the official currency of the People's Republic of China. The Norwegian krone is the official currency of the Kingdom of Norway. We have obtained information in this prospectus supplement relating to the Japanese yen, the Chinese renminbi and the Norwegian krone from public sources without independent verification.

WHAT DOES THE USD/CNY EXCHANGE RATE REFLECT?

The USD/CNY exchange rate is a foreign exchange spot rate that measures the relative value of the two currencies, the Chinese renminbi and the U.S. dollar. The figure is equal to the number of Chinese renminbi that can be exchanged for one U.S. dollar. The USD/CNY exchange rate decreases when the Chinese renminbi appreciates relative to the U.S. dollar and increases when the Chinese renminbi depreciates relative to The U.S. dollar. The "USD/CNY exchange rate" on any date of determination means the price in Chinese renminbi of one U.S. dollar for settlement in two Business Days as reported by the People's Bank of China, Beijing, People's Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol "USDCNY=" at approximately 9:15 a.m., Beijing time. The USD/CNY spot rate will be determined on the trade date. The USD/CNY spot rate will be determined by the Calculation Agent and will equal the USD/CNY exchange rate, unless a Market Disruption Event has occurred, on the Final Valuation Date, as described above.

WHAT DOES THE BASKET RETURN REFLECT?

The Basket is composed of the Basket Rates, each of which is given approximately equal weight in determining the value of the Basket. The Basket Return reflects the change in the value of the Basket Rates over the term of the Notes. In order to calculate the Final Basket Value, the calculation agent on the final valuation date will determine the difference between the final spot rate and the initial spot rate for each of the Basket Rates, aggregating the currency return for each of the Basket Rates (whether positive or negative) to obtain the Final Basket Value as described in greater detail below. See "How will your payment at maturity be calculated?" on page S-4.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in
income. We have determined that the comparable yield is equal to   -  % per
annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the principal amount of your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental U.S. Tax Considerations" beginning on page S-25.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Final Basket Value relative to the Initial Basket Value.

- If the Final Basket Value is less than or equal to the Initial Basket Value of 100, you will receive $1,000 for each $1,000 principal amount of your Notes. Even if the Final Basket Value is substantially less than the Initial Basket Value, you will receive this amount at maturity.

- If the Final Basket Value is greater than the Initial Basket Value, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

           The JPY Spot Rate Return is the difference between the USD/JPY spot rate on the final valuation date (the "Final USD/JPY Spot Rate") relative to the Initial USD/JPY Spot Rate, expressed as a percentage calculated as follows:



                           Initial USD/JPY Spot Rate - Final USD/JPY Spot Rate

                           ---------------------------------------------------
JPY Spot Rate Return  =

                                         Final USD/JPY Spot Rate


           An increase in the value of the Japanese yen relative to the U.S. dollar is expressed as a decrease in the USD/JPY spot rate.

           The CNY Spot Rate Return is the difference between the USD/CNY spot rate on the final valuation date (the "Final USD/CNY Spot Rate") relative to the Initial USD/CNY Spot Rate, expressed as a percentage calculated as follows:



                           Initial USD/CNY Spot Rate - Final USD/CNY Spot Rate

                           ---------------------------------------------------
CNY Spot Rate Return  =

                                         Final USD/CNY Spot Rate


           An increase in the value of the relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

           The NOK Spot Rate Return is the difference between the USD/NOK spot rate on the final valuation date (the "Final USD/NOK Spot Rate") relative to the Initial USD/NOK Spot Rate, expressed as a percentage calculated as follows:



                           Initial USD/NOK Spot Rate - Final USD/NOK Spot Rate

                           ---------------------------------------------------
NOK Spot Rate Return  =

                                         Final USD/NOK Spot Rate


           An increase in the value of the Norwegian krone relative to the U.S. dollar is expressed as a decrease in the USD/NOK spot rate.

STEP 2:  CALCULATE THE FINAL BASKET VALUE.

           The Final Basket Value will be calculated as follows:

           100 x (1 + (0.33 x JPY Spot Rate Return) + (0.34 x CNY Spot Rate Return) + (0.33 x NOK Spot Rate Return))

STEP 3:  CALCULATE THE BASKET RETURN



                    Final Basket Value - Initial Basket Value

                    -----------------------------------------
Basket Return  =


                               Initial Basket Value

STEP 4:  CALCULATE THE ADJUSTED PAYOUT PERCENTAGE

           Adjusted Payout Percentage = 100% + (1.1 x Basket Return)

STEP 5:  CALCULATE THE PAYMENT AT MATURITY.

           Payment at maturity = Adjusted Payout Percentage x principal amount of your Notes

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:



Initial Investment Level:          $1,000
Initial Basket Value:                 100
Participation Rate:                   110%
Principal Protection:                 100%
Investment Term:                  2 years


BREAKEVEN OUTCOME:

EXAMPLE 1--THE FINAL BASKET VALUE IS 90 ON THE FINAL VALUATION DATE, BELOW THE INITIAL BASKET VALUE OF 100

If the Final Basket Value is less than the Initial Basket Value of 100, 100% of your investment is protected.

Your total payment at maturity would therefore be $1,000.00, which includes:



-  Principal Amount                  $1,000.00
-  Minimum Payout (100% of
  principal amount).                     x100%
                                     ---------
                  PAYMENT AT
                    MATURITY:        $1,000.00     (100% of $1,000, the minimum
                                     =========
                                                   payment on the Notes)
                  LOSS                   $0.00


EXAMPLE 2--THE FINAL BASKET VALUE IS 100 ON THE FINAL VALUATION DATE, EQUAL TO THE INITIAL BASKET VALUE

Since the Final Basket Value is equal to the Initial Basket Value, you will receive 100% of your principal amount.

Your total payment at maturity would therefore be $1,000.00, which includes:



-  Principal Amount                  $1,000.00
-  Minimum Payout (100% of
  principal amount).                     x100%
                                     ---------
                  PAYMENT AT
                    MATURITY:        $1,000.00     (100% of $1,000, the minimum
                                     =========
                                                   payment on the Notes)
                  LOSS                   $0.00

GAIN OUTCOMES:

EXAMPLE 3--THE FINAL BASKET VALUE IS 103 ON THE FINAL VALUATION DATE, A 3% INCREASE FROM THE INITIAL BASKET VALUE OF 100

Since the Final Basket Value is above the Initial Basket Value of 100, you will receive 100% of your principal amount, plus an additional payment equal to 3.3% of your principal amount.



Basket Return:  103 - 100  = 3%

                ---------
                   100


Adjusted Payout Percentage:  100% + (1.1 x 3%) = 103.3%

Your total payment at maturity would therefore be $1,033.00 (a 3.3% total return on investment), which includes:



-  Principal Amount                    $1,000.00
-  Adjusted Payout Percentage            x103.3%
                                       ---------
                  PAYMENT AT
                    MATURITY:          $1,033.00     (103.3% of $1,000)
                                       =========
                  INCOME                  $33.00


EXAMPLE 4--THE FINAL BASKET VALUE IS 111 ON THE FINAL VALUATION DATE, AN 11% INCREASE FROM THE INITIAL BASKET VALUE OF 100

Since the Final Basket Value is greater than the Initial Basket Value of 100, you will receive 100% of your principal amount, plus an additional payment equal to 12.10% of your principal amount.



Basket Return:  111 - 100  = 11%

                ---------
                   100


Adjusted Payout Percentage: 100% + (1.1 x 11%) = 112.1%

Your total payment at maturity would therefore be $1,121.00 (a 12.10% total return on investment) which includes:



-  Principal Amount                    $1,000.00
-  Adjusted Payout Percentage            x112.1%
                                       ---------
                  PAYMENT AT
                    MATURITY:          $1,121.00     (112.1% of $1,000)
                                       =========
                  INCOME                 $121.00

HYPOTHETICAL PERFORMANCE AT MATURITY




Principal Protection:             100%
Participation:                    110%




                                                          PAYMENT AT
HYPOTHETICAL FINAL             % CHANGE FROM THE    MATURITY IN % OF    TOTAL AMOUNT PAYABLE      TOTAL RATE OF
BASKET VALUE                INITIAL BASKET VALUE    PRINCIPAL AMOUNT    AT MATURITY PER NOTE    RETURN ON NOTES
------------------          --------------------    ----------------    --------------------    ---------------
---------------------------------------------------------------------------------------------------------------


  90.....................          -10.00%                100%                $1,000.00               0.00%
  91.....................           -9.00%                100%                $1,000.00               0.00%
  92.....................           -8.00%                100%                $1,000.00               0.00%
  93.....................           -7.00%                100%                $1,000.00               0.00%
  94.....................           -6.00%                100%                $1,000.00               0.00%
  95.....................           -5.00%                100%                $1,000.00               0.00%
  96.....................           -4.00%                100%                $1,000.00               0.00%
  97.....................           -3.00%                100%                $1,000.00               0.00%
  98.....................           -2.00%                100%                $1,000.00               0.00%
  99.....................           -1.00%                100%                $1,000.00               0.00%
  100....................            0.00%                100%                $1,000.00               0.00%
  101....................            1.00%                101%                $1,011.00               1.10%
  102....................            2.00%                102%                $1,022.00               2.20%
  103....................            3.00%                103%                $1,033.00               3.30%
  104....................            4.00%                104%                $1,044.00               4.40%
  105....................            5.00%                106%                $1,055.00               5.50%
  106....................            6.00%                107%                $1,066.00               6.60%
  107....................            7.00%                108%                $1,077.00               7.70%
  108....................            8.00%                109%                $1,088.00               8.80%
  109....................            9.00%                110%                $1,099.00               9.90%
  110....................           10.00%                111%                $1,110.00              11.00%
  111....................           11.00%                112%                $1,121.00              12.10%
  112....................           12.00%                113%                $1,132.00              13.20%
  113....................           13.00%                114%                $1,143.00              14.30%
  114....................           14.00%                115%                $1,154.00              15.40%
  115....................           15.00%                117%                $1,165.00              16.50%
  116....................           16.00%                118%                $1,176.00              17.60%
  117....................           17.00%                119%                $1,187.00              18.70%
  118....................           18.00%                120%                $1,198.00              19.80%
  119....................           19.00%                121%                $1,209.00              20.90%
  120....................           20.00%                122%                $1,220.00              22.00%

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Basket Rates over the term of the Notes. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.

OWNING THE NOTES IS NOT THE SAME AS OWNING JAPANESE YEN, CHINESE RENMINBI AND NORWEGIAN KRONE

The return on your Notes may not reflect the return you would realize if you actually purchased Japanese yen, Chinese renminbi, and Norwegian krone and converted them into U.S. dollars on the final valuation date. The USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate are calculated by reference to the value of the Japanese yen, Chinese renminbi and the Norwegian krone respectively, relative to the U.S. dollar without taking into consideration the value of these components relative to other currencies or in other markets.

YOU MUST RELY ON YOUR OWN EVALUATION OF THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES

In the ordinary course of our and their businesses, we or one or more of our affiliates from time to time express views on expected movements in foreign currency exchange rates, including the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from our views or those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of our or their businesses with respect to future exchange rate movements.

THE BASKET IS COMPOSED OF THE BASKET RATES; ANY POSITIVE RETURN IN ONE BASKET RATE MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET RATE

The Notes are linked to the performance of the Basket, which is composed of the three Basket Rates. Each of the Basket Rates is given substantially equal weight in determining the value of the Basket. Accordingly, the performance of the Basket will be based on the aggregate appreciation or depreciation of the Basket Rates taken as a whole. Therefore, a positive return in one Basket Rate may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Rate, resulting in an aggregate Basket Return equal to or less than zero. For example, an 11.4% JPY Spot Rate Return would be substantially offset by the combination of a -6.7% NOK Spot Rate Return and a - 4.8% CNY Spot Rate Return, resulting in a Basket Return of approximately zero and a payment at maturity to you of only your principal amount.

RISK FACTORS

--------------------------------------------------------------------------------

YOU SHOULD MAKE SUCH INVESTIGATION AS YOU DEEM APPROPRIATE AS TO THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES. NEITHER THE OFFERING OF THE NOTES NOR ANY VIEWS WHICH MAY FROM TIME TO TIME BE EXPRESSED BY US OR OUR AFFILIATES IN THE ORDINARY COURSE OF OUR OR THEIR BUSINESSES WITH RESPECT TO FUTURE MOVEMENTS IN FOREIGN EXCHANGE MARKETS CONSTITUTES A RECOMMENDATION AS TO THE MERITS OF AN INVESTMENT IN THE NOTES

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

- supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market

-  Japanese yen, Chinese renminbi and Norwegian krone interest rates

-  the time remaining to the final valuation date

-  the creditworthiness of UBS

- volatility of the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate.

THE USD/JPY SPOT RATE, THE USD/CNY SPOT RATE AND THE USD/NOK SPOT RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate are a result of the supply of, and demand for, each currency, and changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in Japan, China, Norway and the United States. These conditions include, for example, the overall growth and performance of the economies of the United States, Japan, China and Norway, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Japan, China and Norway, market interventions by the Federal Reserve Board or the respective central banks of Japan, China and Norway, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S., Japan, China and Norway, the stability of the government of the United States and the governments of Japan, China and Norway, and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States or Japan, China and Norway are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or Japan, China and Norway, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.

Certain relevant information relating to Japan, China and Norway may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Rates and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the Basket Rates, and changes in the market price of the Basket Rates are not likely to result in comparable changes in the market value of your Notes.

RISK FACTORS

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THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF THE GOVERNMENTS OF THE UNITED STATES, JAPAN, CHINA AND NORWAY

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations, including those of Japan and Norway are "floating," meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations including China, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including those of the United States, Japan, China and Norway, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Japanese yen, Chinese renminbi, Norwegian krone, U.S. dollar or any other currency.

Market Disruption: If a currency is no longer available due to the imposition of exchange controls or other circumstances beyond Issuer's control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent, will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.

Substitute Currency: If a currency is converted into, or there is substituted for the currency, another currency (the "New Currency") pursuant to applicable law or regulation (the "Relevant Law"), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.

Emerging Markets Risk: The Chinese renminbi is an emerging market currency. The possibility exists of significant changes in rates of exchange between a non emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the US or a foreign government. Such risks generally depend on economic and political events over which Issuer has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. The investor must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.

THERE ARE PARTICULAR RISKS IN NOTES LINKED TO THE VALUE OF THE CHINESE RENMINBI.

A positive return on the notes depends, in part, on the Chinese renminbi appreciating in value against the U.S. dollar. In turn, that value will depend, as for any currency, on a number of interrelated factors such as those noted above, some of which may be particular to that currency. Investments in or related to emerging markets such as China are subject to greater risks than those in more developed markets.

RISK FACTORS

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In addition to the risks more directly related to the Chinese economy and the policies of the Chinese government, financial problems in, or an increase in perceived risks associated with, other emerging markets could impair confidence in the Chinese economy and adversely affect the value of the Chinese renminbi in relation to the U.S. dollar, Norwegian krone, and the Japanese yen and, therefore, the value of your notes.

EVEN THOUGH THE JAPANESE YEN, CHINESE RENMINBI, NORWEGIAN KRONE AND THE U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE UNITED STATES

The interbank market for the Japanese yen, Chinese renminbi, Norwegian krone and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Japanese yen, Chinese renminbi, Norwegian krone and the U.S. dollar are traded. To the extent that U.S. markets are closed while markets for the Japanese yen, Chinese renminbi, Norwegian krone and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes.

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/JPY spot rate, the USD/CNY spot rate, and the USD/NOK spot rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

HISTORICAL PERFORMANCE OF THE USD/JPY SPOT RATE, THE USD/CNY SPOT RATE AND THE USD/NOK SPOT RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET RATES DURING THE TERM OF THE NOTES

It is impossible to predict whether any of the USD/JPY spot rate, the USD/CNY spot rate or the USD/NOK spot rate will rise or fall. The USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate will be influenced by complex and interrelated political, economic, financial and other factors. See

RISK FACTORS

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"The USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate will be influenced by unpredictable factors which interrelate in complex ways" above.

TRADING BY UBS OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-23, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in instruments linked to the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Japanese yen, Chinese renminbi, the Norwegian krone and the U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers, and in accounts under their management. These trading activities, if they influence the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate could be adverse to the interests of the holders of the Notes.

We or one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may also discontinue providing any such research at any time, without notice.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-21. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Basket Level on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

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5-YEAR HISTORICAL BASKET LEVEL

The currencies underlying the Basket Rates are traded by all major foreign exchange traders around the world. The following table and graph set forth the hypothetical historical month-end values of the Basket from September 2001 through October 25, 2006, based upon the historical USD/JPY spot rate, USD/CNY spot rate and USD/NOK spot rate, the participation rate of 1.1% and an Initial Basket Value of 100 on the trade date. As of October 25, 2006, the USD/JPY spot rate was 119.21, the USD/CNY spot rate was 7.9020 and the USD/NOK spot rate was
6.6033. We obtained the trading price information for the Basket Rates from Bloomberg L.P., without independent verification. The hypothetical historical performance of the Basket should not be taken as an indication of future performance.

HISTORICAL MONTH END VALUES OF THE BASKET

(MONTH END VALUES OF BASKET GRAPH)

HISTORICAL BASKET LEVEL

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                                                             HISTORICAL
DATE                                                        BASKET VALUE
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September-2001...............................                   89.93
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October-2001.................................                   89.12
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November-2001................................                   88.74
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December-2001................................                   86.65
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January-02...................................                   85.55
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February-02..................................                   86.50
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March-02.....................................                   86.74
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April-02.....................................                   88.96
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May-02.......................................                   91.46
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June-02......................................                   94.45
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July-02......................................                   93.82
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August-02....................................                   94.58
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September-02.................................                   94.18
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October-02...................................                   93.89
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November-02..................................                   94.32
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December-02..................................                   96.99
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January-03...................................                   96.78
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February-03..................................                   96.20
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March-03.....................................                   95.74
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April-03.....................................                   96.68
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May-03.......................................                   98.02
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June-03......................................                   95.55
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July-03......................................                   94.99
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August-03....................................                   95.13
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September-03.................................                   98.68
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October-03...................................                   98.91
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November-03..................................                  100.31
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December-03..................................                  101.84
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January-04...................................                  100.76
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February-04..................................                   99.65
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March-04.....................................                  102.04
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April-04.....................................                   99.79
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May-04.......................................                  100.71
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June-04......................................                  100.09
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July-04......................................                   98.84
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August-04....................................                  100.22
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September-04.................................                  100.70
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October-04...................................                  103.89
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November-04..................................                  106.11
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December-04..................................                  106.63
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January-05...................................                  104.63
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February-05..................................                  105.10
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HISTORICAL BASKET LEVEL

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                                                             HISTORICAL
DATE                                                        BASKET VALUE
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March-05.....................................                  103.55
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April-05.....................................                  104.55
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May-05.......................................                  102.45
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June-05......................................                  101.28
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July-05......................................                  101.69
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August-05....................................                  102.95
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September-05.................................                  101.14
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October-05...................................                  100.55
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November-05..................................                   98.42
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December-05..................................                   99.01
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January-2006.................................                   99.70
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February-2006................................                   99.69
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March-2006...................................                  100.17
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April-2006...................................                  103.52
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May-2006.....................................                  104.23
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June-2006....................................                  103.01
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July-2006....................................                  103.41
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August-2006..................................                  101.77
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September-2006...............................                  100.63
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25-October-2006 (approximately 1:45 p.m.)....                  100.00
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VALUE OF THE NOTES

AT MATURITY. Your payment at maturity is based on the change in the value of the Basket Rates over the term of the Notes:

- If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional 1.1% of your principal amount for every 1% that the Basket Return exceeds 0%.

- If the Basket Value is less than or equal to zero, you will receive 100% of your principal amount, or $1,000 for each $1,000 principal amount of your Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" beginning on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-17.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Basket Return as calculated on the final valuation date:

If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional 1.1% of your principal amount for every 1% that the Basket Return exceeds 0%.

- If the Basket Return is less than or equal to zero, you will receive $1,000 for each $1,000 principal amount of your Notes. Even if the Basket Return is substantially less than zero, you will receive this amount at maturity.

- If the Basket Value is greater than 100, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

           The JPY Spot Rate Return is the difference between the USD/JPY spot rate on the final valuation date (the "Final USD/JPY Spot Rate") relative to the Initial USD/JPY Spot Rate, expressed as a percentage calculated as follows:



                           Initial USD/JPY Spot Rate - Final USD/JPY Spot Rate

                           ---------------------------------------------------
JPY Spot Rate Return  =

                                         Final USD/JPY Spot Rate


           An increase in the value of the Japanese yen relative to the U.S. dollar is expressed as a decrease in the USD/JPY spot rate.

SPECIFIC TERMS OF THE NOTES

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           The CNY Spot Rate Return is the difference between the USD/CNY spot rate on the final valuation date (the "Final USD/CNY Spot Rate") relative to the Initial USD/CNY Spot Rate, expressed as a percentage calculated as follows:



                           Initial USD/CNY Spot Rate - Final USD/CNY Spot Rate

                           ---------------------------------------------------
CNY Spot Rate Return  =

                                         Final USD/CNY Spot Rate


           An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

           The NOK Spot Rate Return is the difference between the USD/NOK spot rate on the final valuation date (the "Final USD/NOK Spot Rate") relative to the Initial USD/NOK Spot Rate, expressed as a percentage calculated as follows:



                           Initial USD/NOK Spot Rate - Final USD/NOK Spot Rate

                           ---------------------------------------------------
NOK Spot Rate Return  =

                                         Final USD/NOK Spot Rate


           An increase in the value of the Norwegian krone relative to the U.S. dollar is expressed as a decrease in the USD/NOK spot rate.

STEP 2:  Calculate the Final Basket Value.

               The Final Basket Value is calculated as follows:

               100 x (1 + (0.33 x JPY Spot Rate Return) + (0.34 x CNY Spot Rate Return) + (0.33 x NOK Spot Rate Return))

STEP 3:  Calculate the Basket Return.

               The Basket Return is the difference between Final Basket Value on the final valuation date relative to the Initial Basket Value of 100, expressed as a percentage, calculated as follows:



                    Final Basket Value - Initial Basket Value

                    -----------------------------------------
Basket Return  =

                               Initial Basket Value


STEP 4:  Calculate the Adjusted Payout Percentage on the Notes.

               Adjusted Payout Percentage = 100% + (1.1 x Basket Return)

STEP 5:  Calculate the payment at maturity.

               Payment at maturity = Adjusted Payout Percentage x principal amount of your Notes

For purposes of this section, the following terms shall have the meanings set forth below:

The "Initial Basket Value" will be set to 100 on the trade date.

The "Final Basket Value" will be determined by the calculation agent and will be calculated as follows:

               100 x (1 + (0.33 x JPY Spot Rate Return) + (0.34 x CNY Spot Rate Return) + (0.33 x NOK Spot Rate Return))

The calculation agent will determine the JPY Spot Rate Return, the CNY Spot Rate Return and the NOK Spot Rate Return based on the value of the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate in the interbank market as reported by Bloomberg L.P. at approximately 10:00 a.m., New York City time, (provided however that the USD/CNY spot rate will be determined as set forth below) on the final valuation date. However, if the USD/JPY spot rate or the USD/NOK spot rate is not so quoted by Bloomberg L.P., then such exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately

SPECIFIC TERMS OF THE NOTES

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10:00 a.m., New York City time, on such date for the purchase or sale by the Reference Dealers of the Reference Amount for settlement two Business Days later. If fewer than two Reference Dealers provide such spot quotations, then such exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date from three leading commercial banks in New York (selected in the sole discretion of the calculation agent), for the sale by such banks of the Reference Amount for settlement two Business Days later. If these spot quotations are available from fewer than three banks, then the calculation agent, in its sole discretion, shall determine which spot rate is available and reasonable to be used. If no spot quotation is available, then such exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such date.

The USD/CNY spot rate will be determined using the USD/CNY spot exchange rate on the Final Valuation Date as reported by the People's Bank of China, Beijing, People's Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol "USDCNY=" at approximately 9:15 a.m., Beijing time, for settlement in two Business Days on the Final Valuation Date unless a Market Disruption Event has occurred and is continuing. If a Market Disruption Event has occurred and is continuing, the Calculation Agent may use any commercially reasonable method to determine the USD/CNY exchange rate, including but not limited to (i) deferral of the Final Valuation Date until the USD/CNY exchange rate appears on Reuters Screen SAEC, as described in the previous sentence, for up to seventeen consecutive days after the original Final Valuation Date, (ii) on the basis of the SFEMC CNY Indicative Rate (defined below), (iii) by taking into consideration all available information that the Calculation Agent in good faith deems relevant, or (iv) any combination of the aforementioned.

As used above:

"Market Disruption Event" means: (i) a day on which it becomes impossible to obtain the USD/CNY exchange rate or (ii) a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than 9:00 a.m., Beijing time, two Business Days prior to the Final Valuation Date.

"SFEMC CNY Indicative Rate" means the USD/CNY exchange rate published by the Singapore Foreign Exchange Committee on its website at approximately 3:30 p.m., Singapore time or as soon thereafter as practicable. The SFEMC CNY Indicative Rate is determined by a survey of financial institutions that are active participants in the USD/CNY markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the SFEMC CNY Indicative Rate.

"Reference Dealers" as used herein, means Citibank, N.A., Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

"Reference Amount" with respect to the USD/JPY spot rate, the USD/CNY spot rate and the USD/NOK spot rate, equals 1,000,000 U.S. dollars.

MATURITY DATE

The maturity date will be November 29, 2008 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

The final valuation date will be November 26, 2008.

For a description of the possibility of a deferral of the Final Valuation Date, see "Specific Terms of the Notes--Payment at Maturity" on page S-17.

SPECIFIC TERMS OF THE NOTES

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REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

SPECIFIC TERMS OF THE NOTES

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DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

-  no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days' objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all

SPECIFIC TERMS OF THE NOTES

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determinations regarding the value of the Notes at maturity, business days, the default amount, the Basket Return, the Initial Basket Value, the Final Basket Value (and any intermediate calculations necessary to arrive at the Basket Return or the Final Basket Value), the occurrence of a market disruption event with respect to any Basket Rate, and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-8 for a discussion of these adverse effects.

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CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.


AS OF JUNE 30, 2006 (UNAUDITED)                                    CHF       USD
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                                                                           (IN
                                                                     MILLIONS)



Debt
  Debt issued(1)..............................................   287,245   234,677
                                                                 -------   -------
  Total Debt..................................................   287,245   234,677
Minority Interest(2)..........................................     6,061     4,952
Shareholders' Equity..........................................    45,465    37,145
                                                                 -------   -------
Total capitalization..........................................   338,771   276,774
                                                                 =======   =======




-------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.81699.

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SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain Swiss and United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

-  a dealer in securities,

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

-  a bank,

-  a life insurance company,

-  a tax-exempt organization,

- a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

- a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would

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produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to -% per annum, compounded semiannually, with a projected payment at maturity of $- based on an investment of $-. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $- in 2006, $- in 2007, and $- in 2008. However, if the amount you receive at maturity is greater than $-, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2008 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $-, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2008 by an amount that is equal to such difference. If the amount you receive at maturity is less than $-, then you would recognize a net ordinary loss in 2008 in an amount equal to such difference.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchase the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes,

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increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. If you are noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

- payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

- the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

-  fails to provide an accurate taxpayer identification number,

- is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

- in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

- the proceeds are transferred to an account maintained by you in the United States,

- the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

- the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

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unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

-  a United States person,

-  a controlled foreign corporation for United States tax purposes,

- a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

-  a foreign partnership, if at any time during its tax year:

     - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     - such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

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ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

--------------------------

PROSPECTUS SUPPLEMENT




Prospectus Supplement Summary.......    S-1
Risk Factors........................    S-8
5-Year Historical Basket Level......   S-13
Value of the Notes..................   S-16
Specific Terms of the Notes.........   S-17
Use of Proceeds and Hedging.........   S-23
Capitalization of UBS...............   S-24
Supplemental U.S. Tax
  Considerations....................   S-25
ERISA Considerations................   S-29
Supplemental Plan of Distribution...   S-30



PROSPECTUS


Introduction........................      3
Cautionary Note Regarding Forward-
  Looking Information...............      5
Incorporation of Information About
  UBS AG............................      7
Where You Can Find More
  Information.......................      8
Presentation of Financial
  Information.......................      9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others.............     10
Capitalization of UBS...............     10
UBS.................................     11
Use of Proceeds.....................     13
Description of Debt Securities We
  May Offer.........................     14
Description of Warrants We May
  Offer.............................     36
Legal Ownership and Book-Entry
  Issuance..........................     53
Considerations Relating to Indexed
  Securities........................     59
Considerations Relating to
  Securities Denominated or Payable
  in or Linked to a Non-U.S. Dollar
  Currency..........................     62
U.S. Tax Considerations.............     65
Tax Considerations Under the Laws of
  Switzerland.......................     77
ERISA Considerations................     79
Plan of Distribution................     80
Validity of the Securities..........     83
Experts.............................     83


[UBS LOGO]

PRINCIPAL-PROTECTED
FX LINKED SECURITIES


UBS AG $ - 100%
PRINCIPAL PROTECTED NOTES LINKED TO A CURRENCY BASKET DUE
NOVEMBER 29, 2008

PROSPECTUS SUPPLEMENT


NOVEMBER  - , 2006
(TO PROSPECTUS DATED MARCH 27, 2006)


UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.